Exhibit 99.1

SPX FLOW to be Acquired by Lone Star for $86.50 Per Share in Cash
Transaction Valued at Approximately $3.8 Billion

Charlotte, N.C., Dec. 13, 2021 - SPX FLOW, Inc. (NYSE: FLOW), a leading provider of process solutions for the nutrition, health and industrial markets, announced today it entered into an agreement to be acquired by an affiliate of Lone Star Funds (“Lone Star”) in an all-cash transaction valued at $3.8 billion, including the assumption of debt.
The purchase price represents a premium of nearly 40% over SPX FLOW’s closing stock price on July 16, 2021, the last trading day prior to the publication of an article in the July 19, 2021, edition of The Wall Street Journal stating that the Company received an unsolicited purchase offer.
“We are pleased to have reached this agreement with Lone Star, which is the result of a comprehensive review of alternatives, including a robust sale process, conducted by our Board in consultation with independent advisors,” said Robert F. Hull, Jr., Chairman of the SPX FLOW Board of Directors. “As part of the process, SPX FLOW held discussions with multiple strategic and financial parties and evaluated the transaction against the Company’s standalone prospects, performance and outlook. We believe this transaction is the right path forward and achieves our goal of maximizing value for SPX FLOW shareholders.”
“SPX FLOW has transformed its business and made important progress executing against our strategic plans, and we believe this transaction with Lone Star is an exciting culmination of those efforts for our shareholders,” said Marc Michael, SPX FLOW President and CEO. “In Lone Star, we have a partner that brings additional perspective and expertise to support the continued implementation of our strategic initiatives as we deliver reliable outcomes for customers and provide them the high-quality products and services they expect from us. This transaction is a testament to the achievements of our employees, and I would like to thank them for all they do to make SPX FLOW the premier process solutions company. We look forward to working with Lone Star to complete the transaction and delivering significant, immediate and certain value to our shareholders.”
“We are excited about the opportunity to partner with SPX FLOW,” said Donald Quintin, President, Lone Star Opportunity Funds. “This acquisition is consistent with Lone Star’s strategy to invest in businesses with substantial runway for growth. We have great respect for SPX FLOW’s talented employees and their commitment to innovation and serving customers. We look forward to working with Marc and the entire team to help advance SPX FLOW’s strategy and capture the opportunities ahead.”
Transaction Details
The transaction was unanimously approved by the SPX FLOW Board of Directors and is expected to close in H1 2022, subject to receipt of certain regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as well as SPX FLOW shareholder approval and other customary closing conditions. The transaction is not subject to a financing condition.
Upon completion of the transaction, SPX FLOW will become a privately held company and SPX FLOW’s shares will no longer trade on The New York Stock Exchange.
As a condition to the transaction, SPX FLOW has agreed to suspend payment of its quarterly dividend, effective immediately.

Advisors
Morgan Stanley & Co. LLC is serving as exclusive financial advisor to SPX FLOW and Winston & Strawn LLP is serving as its legal advisor. Citi, RBC Capital Markets, LLC, and BofA Securities Inc. are serving as financial advisors to Lone Star, and Gibson, Dunn & Crutcher LLP and Kirkland & Ellis LLP are serving as legal advisors.
About SPX FLOW, Inc.
Based in Charlotte, N.C., SPX FLOW, Inc. (NYSE: FLOW) improves the world through innovative and sustainable solutions. The company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and precision solutions markets. SPX FLOW had approximately $1.4 billion in 2020 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
About Lone Star
Lone Star, founded by John Grayken, is a leading private equity firm advising funds that invest globally in real estate, equity, credit and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized 21 private equity funds with aggregate capital commitments totaling approximately $85 billion. The firm organizes its funds in three series: the Commercial Real Estate Fund series; the Opportunity Fund series; and the U.S. Residential Mortgage Fund series. Lone Star invests on behalf of its limited partners, which include institutional investors such as pension funds and sovereign wealth funds, as well as foundations and endowments that support medical research, higher education, and other philanthropic causes. For more information regarding Lone Star Funds, go to www.lonestarfunds.com.
Additional Information About the Acquisition and Where to Find it
This communication is being made in respect of the proposed transaction involving SPX FLOW and Lone Star. A stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. SPX FLOW expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent to the stockholders of SPX FLOW and will contain important information about the proposed transaction and related matters. INVESTORS OF SPX FLOW ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPX FLOW, LONE STAR, AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials and other documents (when they are available) filed by SPX FLOW with the SEC at the SEC’s website at http://www.sec.gov, at SPX FLOW’s website https://investor.spxflow.com/ or Scott Gaffner, Vice President, Investor Relations and Strategic Insights, SPX FLOW, 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277.
Participation in the Solicitation
SPX FLOW and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of SPX FLOW’s stockholders in connection with the proposed merger will be set forth in SPX FLOW’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of SPX FLOW and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) conditions to the closing of the transaction may not be satisfied and required regulatory approvals may not be obtained; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of SPX FLOW may suffer as a result of uncertainty surrounding the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) SPX FLOW may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (7) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (8) the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, the SPX FLOW’s stockholders will cease to have any equity interest in SPX FLOW and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of SPX FLOW are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

SPX FLOW Contacts
Investor Contact:
Scott Gaffner
VP, Investor Relations and Strategic Insights
704-752-4485
Investor@spxflow.com

Media Contact:
Melissa Buscher
Chief Communications & Marketing Officer
704-449-9187
Melissa.buscher@spxflow.com

Lone Star Contact:
Christina Pretto
Managing Director, Communications and Public Affairs
212-849-9662
mediarelations@lonestarfunds.com